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                                                                    EXHIBIT 23.3


October 14, 1999



To: Spartan Multimedia, Inc.



Dear Sirs:                                                  RE: NETGATEWAY, INC.



    I refer to the prospectus of the above company with the filing no. of 333-79751 relating to the sale and issue of Netgateway common stock.



    I consent to the use in the above mentioned prospectus of my report dated April 19, 1999 to the shareholders of Spartan Multimedia Inc. on the following financial statements:



       Balance sheet as at August 31, 1998:
       Statements of earnings and retained earnings and changes in financial position for the period ended August 31, 1998.



    I consent to reference to my firm under the heading "Experts" in the prospectus. I report that I have read the prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which I have reported or that is within my knowledge as a result of my audit of such financial statements.



          /s/ Allan Hogenson
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            Allan Hogenson
         CHARTERED ACCOUNTANT